Exhibit 99.1

Quality Care Properties Enters Into Forbearance Agreement with HCR ManorCare

BETHESDA, Md., April 5, 2017  — Quality Care Properties, Inc. (NYSE: QCP) (“QCP” or the “Company”) today announced that it entered into a forbearance agreement (the “Agreement”) with its principal tenant, HCR III Healthcare, LLC and its parent HCR ManorCare, Inc. (together, “HCR ManorCare”).  Among other things, the Agreement would require HCR ManorCare to make cash rent payments of $32 million for each of April, May and June of 2017, with a deferral of the additional $7.5 million per month otherwise due until the earlier of (i) July 5, 2017 and (ii) an early termination of the Agreement, with all deferred amounts becoming immediately due and payable upon an early termination.  The Agreement also requires HCR ManorCare to deliver its 2016 audited financial statements and auditor consent to QCP not later than April 10, 2017, which is expected to include a “going concern” exception for HCR ManorCare in the auditor opinion.

Importantly, during the term of the Agreement, which will end on July 5, 2017, unless earlier terminated, QCP and HCR ManorCare intend to engage in good faith discussions concerning a long-term restructuring of the terms of the master lease, the guaranty of the master lease and certain other matters.  To facilitate the exploration of restructuring alternatives, QCP also agreed to provide HCR ManorCare with a temporary secured extension of credit of up to $7 million per month during each of April, May and June of 2017 (up to $21 million in the aggregate), which would be due and payable in full not later than December 31, 2017, subject to acceleration upon certain events.

“We are pleased to have reached this agreement and are working with HCR ManorCare to reach a comprehensive, long-term solution to the master lease that seeks to both preserve and enhance the value of our properties, while supporting the ability of HCR ManorCare and its thousands of employees and caregivers to provide high-quality care for their patients and residents.  We remain open to all appropriate solutions, including possibly transitioning to increased equity ownership in HCR ManorCare,” said Mark Ordan, QCP’s Chief Executive Officer.

Additional details regarding the Agreement are available in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on April 5, 2017.

HCR ManorCare accounted for 94% of QCP’s total revenues during the year ended December 31, 2016.  For additional information regarding the risks to QCP associated with HCR ManorCare, see “Risk Factors” included in QCP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is available on QCP’s website at www.qcpcorp.com and at www.sec.gov.

About QCP

Quality Care Properties, Inc. is one of the nation’s largest actively managed real estate companies focused on post-acute/skilled nursing and memory care/assisted living properties. QCP’s properties are located in 29 states and include 257 post-acute/skilled nursing properties, 61 memory care/assisted living properties, a surgical hospital and a medical office building.  For more information regarding QCP, visit www.qcpcorp.com.

Safe Harbor Statement

Certain statements in this press release that are not historical statements of fact may be deemed “forward-looking statements.”  The Company intends to have its forward-looking statements covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with those provisions. Forward-looking statements include, among other things, statements regarding our intent, belief or expectations.  In particular, we note as a forward-looking statement our intention regarding good faith discussions with HCR ManorCare concerning a long-term restructuring of the terms of the master lease, the guaranty of the master lease and certain other matters.  No assurance can be given that we will reach agreement with respect to any of these matters.  Forward-looking statements speak only as of the date of this press release. Except as may be required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, the Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.